Silberstein Ungar, PLLC CPAs and Business Advisors

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

April 16, 2015

To the Board of Directors of

Solaris Power Cells, Inc.

Palm Springs, California

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Solaris Power Cells, Inc. of our report dated March 24, 2014, relating to the financial statements of Solaris Power Cells, Inc., a Nevada Corporation, as of and for the five months ended December 31, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC